Exhibit 10.29

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into this 30th day of August, 2005 by and between Lee Fields (“Fields”) and , MediCenters, Inc., Vascular Relief Centers Corp, CyberQuest, Inc., Vein Associates of America, Inc., their shareholders, subsidiaries, successors in interest, officers, directors, employees, agents, attorneys and assigns (collectively the “Company”) (collectively the “Parties”).

WHEREAS, Fields has been employed by the Company pursuant to the terms of an employment agreement as Chief Executive Officer of the Company since on or about January 1, 2005; and

WHEREAS, the Parties deem it is in their mutual best interests to end the employment relationship; and

WHEREAS, Fields’ employment with the Company shall be terminated effective as of August 30, 2005 (the “Employment Termination Date”); and

WHEREAS, the Parties now desire to settle and resolve all matters and potential disputes between them in accordance with the provisions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

  Separation of Employment. The Parties agree that the employment of Fields shall terminate as of 5:00 p.m. on August 30, 2005. Fields shall receive his last regular pay check on September 15, 2005.

  Reimbursement of business expenses incurred in accordance with Company policies. The Company agrees to reimburse Fields for all travel and other business related expenses, that have not been previously reimbursed by the Company, that were incurred prior to March 25, 2005 in accordance with Company policies, irrespective of the date the business expenses were incurred. Provided however, Fields must submit written requests for all such reimbursements on or before September 15, 2005 for such business expenses to be promptly reimbursed by the Company.

  Severance. The severance payments described herein shall be made on a monthly basis to Fields, at the address currently on file with the Company, or such other address as Fields may direct the CFO of the Company in writing. Such amounts shall be paid in gross and Fields will be responsible for all applicable state, federal withholding taxes should there be a problem with Gevity HR continuing to keep Fields on the payroll cycle.

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a.
Upon the eighth day after the execution of this Agreement by Fields, the Company agrees to pay Fields for a period of six months severance in the amount equivalent to Field’s current annual base salary of One Hundred Fifty Thousand Dollars ($150,000). Upon the first day of the seventh month after the execution of this Agreement by fields, the Company shall pay to field for a period of six months additional severance in the amount equivalent to an annual salary of One Hundred Twelve Thousand Five Hundred Dollars ($112,000).
b.
Additionally, Fields will be eligible to remain enrolled in the health and dental Company benefit plans through August 31, 2006 to the extent Fields participated as of the date he executed this Agreement. The Company shall continue to contribute to the financial expense of Fields’ group insurance benefits through August 31, 2006 to the same extent Company contributed as of the date this Agreement is executed by Fields. Assuming the continuation of benefits through Gevity HR.
c.
The Parties acknowledge that pursuant to the employment agreement dated November 18, 2004 (the “Employment Agreement”) the Company issued to fields Two Million (2,000,000) restricted, fully vested shares in the Company (the “Shares”). Notwithstanding anything to the contrary contained in the Employment Agreement, Fields agrees to transfer back to the Company One Million Two Hundred Fifty Thousand (1,250,000) of the Shares and shall retain Seven Hundred Fifty Thousand (750,000) of the Shares. A stock certificate evidencing Fields’ ownership of the Seven Hundred Fifty Thousand Shares (750,000) will be issued within ten (15) days following the Revocation Period, as defined in this Agreement.

4. Confidentiality and Non-Disparagement. The provisions of this Agreement will be held in strict confidence by the Parties, and they agree not to disclose any of the details contained herein or the terms of this Agreement to any person or entity without the express written consent of both Parties except as may be required to respond to inquiries initiated by a governmental agency or professional licensure board or comply with a subpoena, subpoena duces tecum, or order of any court of competent jurisdiction. The Parties further agree not to make any allegations or comments detrimental to the other or their business reputation, and agree that they will not discuss any issues related to Fields’ employment by the Company without the written consent of the other.

a. Fields agrees not to initiate any contact with any governmental authority, regulatory body, employees of the Company, or any other person about any matters relating to his employment or reflecting negatively on the Company, and

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b.
Fields agrees he will not contact any employee of the Company during working hours unless necessary to inquire about the payment of severance pay, employee benefits.
c.
If any party perceives the other party has improperly disclosed the terms of this Agreement or the details of settlement, the other party may seek the recovery of damages incurred because of such improper disclosure. In addition, this Agreement may be specifically enforced by injunctive relief in the event of a violation of its terms.
  Return of Property. Fields represents and warrants that he shall return all Company property and assets in his possession to the Company on or before August 30, 2005 unless otherwise agreed by the President of the Company in writing. Should any assets or property of the Company be discovered by Fields or the Company to be in his possession after August 30, 2005, he agrees to immediately return any such property or asset, including, but not limited to, Company documents or files, to the Company and agrees he has not and will not duplicate any such items for his own use.

  Release of the Company and Covenant not to sue. For and in consideration of the allowances, payments, promises and other matters described herein, and for other good and valuable consideration received from or on behalf of the Company, its shareholders, officers, directors, employees, agents, and assigns (collectively “the Releasees”), the receipt of which is acknowledged, Fields hereby remises, releases, acquits, satisfies and forever discharges the Releasees of and from all claims, actions, causes of actions, suits, covenants, promises, damages, judgments and demands whatsoever, in law or in equity, which Fields ever had, now has, or which he or any personal representative, successor or heir of Fields may have against the Releasees from the beginning of time through and including the date this Agreement has been executed by reason of any matter arising out of or related to Fields’ employment by the Company, including, but not limited to, all claims for wrongful or unlawful termination, wages, worker’s compensation, retaliation, gender, disability or age discrimination, or any claim which may arise under the Civil Right Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or The Florida Civil Rights Act and/or any federal or state so-called Whistle Blower statutes.

  Indemnity and Release of Fields and Covenant not to sue. For and in consideration of the allowances, payments, promises and other matters described herein, and for other good and valuable consideration received from or on behalf of Fields, (“the Releasee”), the receipt of which is acknowledged, the Company hereby remises, releases, acquits, satisfies and forever discharges Fields of and from all claims, actions, causes of actions, suits, covenants, promises, damages, judgments and demands whatsoever, in law or in equity, which the Company ever had, now has, or which they or any personal representative, successor or heir of the Company may have against Fields by reason of any matter arising out of or related to Fields’ employment by the Company. Additionally, the Company agrees to indemnify and hold harmless, Fields from and against any and all claims, suits, actions, damages, penalties that may be brought by any shareholder, government agency, director of the Company, officer of the Company, employee of the Company or other individual or entity due to any acts performed by Fields on behalf of the Company.

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  Acceptance and Revocation. Fields acknowledges that he has been informed that he has the right to consider this Agreement for a period of forty-five (45) days prior to entering into the Agreement. Employee further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution (the “Revocation Period”) by giving written notice of such revocation via US Mail, hand delivery or fax to: Eric Luetkemeyer at 400 International Parkway, Suite 400, Heathrow, FL 32746 within the seven (7) day period. For the revocation to be effective, written notice must have been received by Company by the end of the seven (7) day period. If Fields revokes the Agreement during the Revocation Period, the Agreement shall not be effective or enforceable and Fields will not receive any of the benefits described in the Agreement.

  No Admission of Liability. The Parties acknowledge that this Agreement is the result of a negotiated compromise and that it will not be construed or interpreted to reflect any form of admission or recognition of liability or wrongdoing by or on behalf of any party.

  Applicable Law. This Agreement will be interpreted in accordance with the laws of the State of Florida, and all obligations of the Parties created hereunder will be performed and may be enforced in Orange County, Florida.

  Binding Agreement. This Agreement is binding upon and will inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, agents, employees, shareholders, officers, directors and legal representatives.

  Entire Agreement; Amendment. This Agreement constitutes the entire understanding between the Parties. There are no representations or covenants of any nature, oral or written, which are not included herein. This Agreement cannot be modified or amended except by a written instrument executed by both Parties.

  Counterparts. This Agreement may be executed in counterparts, and copies will have the same force and effect for all purposes as the original.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

Vascular Relief Centers, Corp.

/s/ Lee Fields Lee Fields By: /s/ Eric Luetkemeyer Name: Eric Luetkemeyer

Date:___________________________ Date: ___________________________

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STATE OF FLORIDA COUNTY OF _____________

SWORN TO AND SUBSCRIBED before me on this____________, 2005 by _______________, who is personally known to me.

WITNESS my hand and official seal in the County and State last aforesaid this ________________, 2005.

Print Name: ____________________________
Notary Public, State of Florida
Commission No.:________________________
My Commission Expires: __________________

STATE OF FLORIDA COUNTY OF ______________

SWORN TO AND SUBSCRIBED before me on this _____ day of _________________, 2005 by _____________, as __________ of Vascular Relief Centers Corp., who (check one)

is personally known to me,

produced a driver’s license (issued by a state of the United States within the last five (5) years) as identification, or produced other identification, to wit:

WITNESS my hand and official seal in the County and State last aforesaid this _____ day of _______________, 2005.

Print Name: ____________________________
Notary Public, State of Florida
Commission No.:________________________
My Commission Expires: __________________

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